Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

December 18, 2014

Tornier N.V.

Prins Bernhardplein 200

1097 JB Amsterdam, The Netherlands

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Tornier N.V., a Dutch public limited company (naamloze vennootschap) (“Tornier”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of Trooper Merger Sub Inc., a wholly owned subsidiary of Tornier, with and into Wright Medical Group, Inc.

We have participated in the preparation of the discussion set forth in the section entitled “Material Tax Consequences of the Merger — Material U.S. Federal Income Tax Considerations” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME     FRANKFURT    BRUSSELS    HOUSTON

in alliance with Dickson Minto W.S., London and Edinburgh